Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Seth Moskowitz	RAI 2006-25
(336) 741-7698
Lambeth Named General Counsel at Reynolds American
Winston-Salem, N.C. — Aug. 24, 2006 — Reynolds American Inc. (NYSE: RAI) today announced that E. Julia “Judy” Lambeth will join the company as executive vice president and general counsel effective Sept. 18, 2006. Lambeth, 55, will also serve as executive vice president and general counsel of RAI’s largest subsidiary, R.J. Reynolds Tobacco Company. She succeeds Charles A. Blixt, who announced in January that he would retire this year, after 21 years with the company.
“Reynolds American is extremely fortunate to attract a legal executive of Judy’s caliber,” said Susan M. Ivey, RAI’s chairman, chief executive officer and president. “Judy has a broad scope of expertise and demonstrated leadership abilities. Her distinguished career with DuPont and ConocoPhillips, both domestically and internationally, make Judy an ideal choice to join Reynolds American’s leadership team as our new general counsel.
“Chuck Blixt’s many contributions to our company’s success during the past two decades, and his leadership during a particularly turbulent period of tobacco litigation, have helped to shape the greatly improved legal environment within which R.J. Reynolds operates today,” Ivey said. “We wish him a most enjoyable retirement.”
Lambeth’s career with DuPont, its Conoco energy subsidiary and Conoco’s successor, ConocoPhillips, included a wide range of assignments in corporate, commercial and environmental law, and litigation. She joined DuPont as an attorney in 1977 and focused primarily on environmental issues until 1992, when she moved to Houston and subsequently became assistant general counsel for Conoco.
From 1993 to 1997, Lambeth led the group that provided environmental, safety and health regulatory and litigation counsel to all of Conoco’s operations and to DuPont facilities in Texas and Louisiana. In 1997, she moved to Hong Kong, where she served as associate general counsel of DuPont’s business in the Asia-Pacific region, which included more than 30 joint ventures.
Lambeth returned to the United States in 2001 and served as Conoco’s corporate secretary and deputy general counsel through Conoco’s 2002 merger with Phillips Petroleum. At Conoco, Lambeth led two legal groups, one advising on major mergers and acquisitions, corporate finance and securities; and the other supporting the company’s businesses in Africa, Asia, the Middle East and South America.

Lambeth led the integration planning team responsible for corporate governance and structure following the ConocoPhillips merger and served as ConocoPhillips’ corporate secretary and deputy general counsel, corporate services, from 2002 to 2006.
A native of Winston-Salem, Lambeth earned a Bachelor of Arts degree in English from Hollins University in 1973 and a Juris Doctor degree from Wake Forest University in 1977.
Lambeth is a member of the N.C. Bar and is a board member of Child Advocates, a Houston organization that fights child abuse. She has served as a member of the Wake Forest Law School Board of Visitors since 2004. She and her husband, Jerry L. McAfee, a retired DuPont executive, plan to live in Winston-Salem.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Conwood Company, LLC; Santa Fe Natural Tobacco Company, Inc.; Lane Limited; and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the country. The company’s brands include five of the 10 best-selling U.S. brands: Camel, Kool, Winston, Salem and Doral. Conwood Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products for U.S. and international markets. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
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